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                                                                     EXHIBIT 2.4


                                                                  EXECUTION COPY



                                    AMENDMENT
                                       TO
                          SECURITIES PURCHASE AGREEMENT


         THIS AMENDMENT, dated June 17, 1999 (this "Amendment") to that certain Securities Purchase Agreement, dated January 26, 1999 (the "Agreement"), by and among America Service Group Inc. ("ASG"), Health Care Capital Partners L.P. ("HCCP") and Health Care Executive Partners, L.P. ("HCEP," and together with HCCP, the "Purchasers"), is entered into by and among ASG and the Purchasers. The capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

                                   WITNESSETH:

         WHEREAS, ASG intends to redeem $7.5 million of the Notes on or before July 9, 1999, pursuant to Section 9.1 of the Agreement;

         WHEREAS, the Purchasers agree to waive ASG's obligation to provide notice of such redemption in accordance with Section 9.3(a) of the Agreement; and

         WHEREAS, ASG and the Purchasers desire to amend the Agreement as set forth below;

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, ASG and the Purchasers hereby agree as follows:

         1. Redemption of Notes. ASG hereby agrees to redeem $7.5 million aggregate principal amount of the Notes on July 2, 1999 by paying $7,660,000, which the parties agree is the "Redemption Price" specified in Section 9.1 of the Agreement, to the Purchasers prior to 2:00 p.m. on such date. The Redemption Price shall be paid by wire transfer of immediately available funds to the Purchasers as follows: (i) $7,355,643 shall be paid to HCCP by wire transfer to Account No. 00-353-017 at Bankers Trust Company (ABA No. 021001033) and (ii) $304,357 shall be paid to HCEP by wire transfer to Account No.
00-358-096 at Bankers Trust Company (ABA No.021001033).

         Simultaneously with the payment of the Redemption Price, ASG and the Purchasers shall execute and deliver amended and restated Warrant Certificates reflecting the amendments set forth in Exhibit "A" to this Amendment.



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         Purchasers hereby waive the receipt of notice of redemption of the
Notes pursuant to Section 9.3(a) of the Agreement.

         ASG hereby agrees that it will not take action to redeem any Notes and that no other Notes shall be redeemable at the option of the Company, other than the principal amount of the Notes to be redeemed pursuant to this Amendment, except in the event that (a) the Company shall have duly convened the Stockholders Meeting and (b) the Company shall then be entitled to defer the payment of penalty interest pursuant to the proviso of Section 8.3(b) of the Agreement.

         2. Amendments to the Agreement. The Agreement is hereby amended as follows:

            (a) Section 6.12 - Board Membership. Section 6.12 shall be amended and restated to read as follows:

            For as long as the Purchasers and their Affiliates and Affiliates of the general partner of the Purchasers own the percentage of the aggregate Face Value of Preferred Stock issued hereunder or Common Stock issuable upon conversion of such Preferred Stock specified in the table below, the Company shall fix and maintain the number of directors as specified in such table and shall take all necessary action to cause the appointment of the number of nominees of the Purchasers specified in such table as members of the Board. If the Purchasers own 25% or less of the aggregate Face Value of Preferred Stock issued hereunder or Common Stock issuable upon conversion of such Preferred Stock, the Purchasers shall not be entitled to any representation on the Board. The percentage of the aggregate Face Value of Preferred Stock issued hereunder or Common Stock issuable upon conversion of such Preferred Stock shall be computed based on 200,000 shares of Preferred Stock, which represents the 150,000 shares of Preferred Stock issuable upon conversion of the Notes and the 50,000 shares of Preferred Stock issued hereunder. The Purchasers agree that their nominees shall be persons reasonably acceptable to the Company.

----------------------------------------------------------------------------------
              Percentage           Size of            Number of Purchasers'
               of Stock             Board                   Directors
----------------------------------------------------------------------------------
                >62.5%                9                         3
                -
----------------------------------------------------------------------------------
              <62.5%, but             8                         2
               >33-1/3%
----------------------------------------------------------------------------------
             <33-1/3%, but            7                         1
             -
                 >25%
----------------------------------------------------------------------------------



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          So long as the Purchasers are entitled to designate directors pursuant to this Section 6.12, the Company shall cause the Board to appoint at least one Director designated by the Purchasers to the executive, audit and compensation committees of the Board and each other committee established by the Board. At each subsequent annual meeting for the election of directors, the Purchasers will be entitled to propose (and the Company will nominate and recommend) such persons nominated by the Purchasers as members of the Board. In the event of any vacancy arising by reason of the resignation, death, removal or inability to serve as the Purchasers' nominee, the Purchasers shall be entitled to designate a successor to fill each vacancy until the next annual meeting for the election of directors. The Company agrees that if such nominee or nominees is not elected, (i) the Purchasers will be entitled to have observational rights at all meetings of the Board of Directors and the Purchasers shall have the same access to information concerning the business and operations of the Company and its Subsidiaries at the same time as the directors of the Company and shall be entitled to participate in discussions and consult with the Board, without voting, and (ii) the Company will nominate and recommend such person or persons proposed by the Purchasers at each subsequent annual meeting until the nominee or nominees of the Purchasers has been elected to the Board.


           (b) Section 6A. The phrase "one-third (unless a greater percentage is required below) of shares of Preferred Stock issued or issuable hereunder" in
Section 6A shall be amended by inserting at the end of such phrase "based on 200,000 shares of Preferred Stock, which represents the 150,000 shares of Preferred Stock issuable upon conversion of the Notes and the 50,000 shares of Preferred Stock issued hereunder."

           (c) Section 6C. The phrase "at least 25% of the aggregate Face Value of Preferred Stock issued pursuant to this Agreement" in Section 6C shall be amended by inserting at the end of such phrase "based on 200,000 shares of Preferred Stock, which represents the 150,000 shares of Preferred Stock issuable upon conversion of the Notes and the 50,000 shares of Preferred Stock issued hereunder."

           (d) Section 6.3. The phrase "So long as the Purchasers hold Issuable Preferred Stock" in the first sentence of Section 6.3 shall be deleted and the phrase "So long as the Purchasers hold any shares of Preferred Stock issued hereunder or any shares of Common Stock issued upon conversion of the Preferred Stock issued hereunder" shall be inserted in lieu thereof.

           (e) Section 6.19. The reference to "no later than six months from the Closing Date" at the end of Section 6.19 shall be deleted and "no later than August 31, 1999" shall be inserted in lieu thereof.

           (f) Section 8.3. The reference to "July 26, 1999" in clauses (b)(ii) and (b)(iii) of Section 8.3 shall be deleted and "August 31, 1999" shall be inserted in lieu thereof.


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     3. Entire Agreement. The Agreement, as amended by this Amendment, sets forth the entire understanding of the parties with respect to the transaction contemplated hereby.

     4. Effect of Amendment. On or after the date hereof, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in any other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby.

     5. Ratification of Agreement. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     6. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.









                      [Signatures Appear on Following Page]






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         IN WITNESS WHEREOF, ASG and the Purchasers have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized.

                                      AMERICA SERVICE GROUP INC.



                                      By: _________________________________
                                          Bruce A. Teal
                                          Senior Vice President and
                                          Chief Financial Officer


                                      HEALTH CARE CAPITAL PARTNERS L.P.

                                      By:  FERRER FREEMAN THOMPSON
                                           & CO., its General Partner


                                           By: __________________________
                                               David A. Freeman
                                               Member


                                      HEALTH CARE EXECUTIVE PARTNERS L.P.

                                      By:  FERRER FREEMAN THOMPSON
                                           & CO., its General Partner


                                           By: __________________________
                                               David A. Freeman
                                               Member





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